December 15, 2008

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549
Attention:  Ms. Sally Samuel

Re:
Wilshire Variable Insurance Trust
Post-Effective Amendment No. 31 under
the Securities Act of 1933 and Amendment
No. 32 under the Investment Company Act
of 1940 to the Form N-1A Registration Statement
(File Nos. 333-15881 and 811-07917)

Ladies and Gentlemen:

Pursuant to Rule 461 and Rule 485(a)(3) under the Securities Act of 1933, as amended, the undersigned hereby request that the effective date of Post-Effective Amendment No. 31 under the Securities Act of 1933 and Amendment No. 32 under the Investment Company Act of 1940 to the Registration Statement referred to above, be accelerated so that it will become effective as of the date hereof or as soon thereafter as practicable.

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Securities and Exchange Commission
December 15, 2008

Sincerely,

SEI INVESTMENTS DISTRIBUTION CO. By: /s/ John Munch Name: John Munch Title: Secretary	WILSHIRE VARIABLE INSURANCE TRUST By: /s/ Lawrence E. Davanzo Name: Lawrence E. Davanzo Title: President